Exhibit 99.1

Company Contact:	Investor Relations Contacts:	Media Contact:
Rob Lewis, CFO	David Barnard & Kirsten Chapman	Jason Howard
iMergent, Inc.	Lippert/Heilshorn & Assoc.	Lippert/Heilshorn & Assoc.
801.431.4695	415.433.3777	212.838.3777
investor_relations@imergentinc.com	David@lhai-sf.com	jhoward@lhai.com

Draft 5.0

iMergent to Restate Financial Statements Based upon Change in GAAP Interpretation

- Accounting Changes Have No Impact on Cash Flows and Company’s Operations -

OREM, Utah, August 19, 2005 – iMergent, Inc. (AMEX: IIG), a leading provider of eCommerce and software for small businesses and entrepreneurs, announced today that it will change its historical revenue recognition policy to cash basis from accrual basis for fiscal years 2002, 2003, 2004 and the first three quarters of fiscal 2005.

Donald Danks, chairman and chief executive officer, stated, “After consultation with our independent registered public accountants Grant Thornton, on August 18th management concluded, with the concurrence of the Audit Committee of the Board of Directors to change accounting practices related to customer installment contracts.  As such, we will restate our historical revenues, earnings and balance sheets to reflect cash basis accounting.  This change does not have an impact on our operations, and our previously reported cash flows will remain approximately the same.”

Robert Lewis, chief financial officer, stated, “As a portion of iMergent’s software sales are financed, our historical financial statements using accrual basis accounting reflected a steady stream of receivables, cash payments and bad debt reserves.  The restated financial statements using cash basis accounting will be more volatile demonstrating income and loss swings dependent upon the timing of the receipt of cash payments.”

Lewis continued, “On August 10th, iMergent announced the sale of its domestic trade receivables portfolio, the receipt of a Letter of Intent for the sale of its international receivables portfolio, and entered into an agreement for the ongoing sale of its domestic installment contracts.  As a result of the agreement for the ongoing sale of the domestic installment contracts, these contracts will be converted to cash on a current basis.”

iMergent intends to submit its amended filing immediately following the audit by the company’s independent registered public accounting firm.  Following that the company will announce its financial results for the fiscal fourth quarter and year ended June 30, 2005, which management believes will be in September.  On the call, management expects to discuss its business model and fiscal 2006 guidance.

About iMergent

iMergent provides eCommerce solutions to entrepreneurs and small businesses enabling them to market and sell their business product or idea via the Internet.  Headquartered in Orem, Utah the company sells its proprietary StoresOnline™ software and training services, helping users build a successful Internet strategy to market products, accept online orders, analyze marketing performance, and manage pricing and customers. In connection with software, iMergent offers site development, web hosting, marketing and mentoring products.  iMergent typically reaches its target audience through a concentrated direct marketing effort to fill Preview Sessions, in which a StoresOnline expert reviews the product opportunities and costs. These sessions lead to a follow-up Workshop Conference, where product and technology experts train potential users on the software and encourage them to make purchases.

iMergent, Inc. and StoresOnline are trademarks of iMergent, Inc.

Safe Harbor Statement

Statements made in this press release that are not historical in nature constitute forward-looking statements within the meaning of the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995. Such statements are based on the current expectations and beliefs of the management of iMergent and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Such risks and uncertainties include, without limitation, the company’s continued ability to maintain  cash flows and operations; the Company’s  ability to maintain revenues; the company continuing to have successful results; our being deemed to be in compliance with GAAP; the review and accounting for  the sale of the domestic receivables; the ability to file its 10K in a timely manner; the timely completion of the amended filing; the ability to announce year end results in September;  the company’s ability to attract and retain key management and other personnel; the results of Class Action suits filed; employees complying with company policy and laws.  For a more detailed discussion of factors that affect iMergent’s operating results, please refer to its SEC reports including its most recent Form 10-K and Form 10-Q. The company undertakes no obligation to update this forward-looking information.

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